Exhibit 10.14

Management Compensation Agreements

There were no written agreements between the Company and its executive officers in 2014; however, there is an understanding that the executive officers will devote the majority of their professional time and resources to achieving the goals of the Company. In return, they earn a semi-monthly salary of $5,000 when the company’s cash-on-hand is sufficient to do so.